Exhibit 1.01

WESTERN DIGITAL CORPORATION

Conflict Minerals Report

For the Reporting Period from January 1, 2021 to December 31, 2021

Western Digital Corporation has filed this Conflict Minerals Report as an exhibit to its Form SD for calendar year 2021 as contemplated by Rule 13p-1 under the Securities Exchange Act of 1934, as amended (the “Conflict Minerals Rule”).

Unless the context indicates otherwise, the terms “we,” “its,” “us,” “our” and “Company” refer to Western Digital Corporation, or WDC, and its consolidated subsidiaries. As used herein and consistent with the Conflict Minerals Rule, “Conflict Minerals” or “3TG” are columbite-tantalite (coltan), cassiterite, gold, wolframite and the derivatives tantalum, tin and tungsten, without regard to the location of origin of the minerals or derivative metals.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws. Any statements that do not relate to historical or current facts or matters are forward-looking statements. You can identify some of the forward-looking statements by the use of forward-looking words, such as “intend” and the like, or the use of future tense. Statements concerning current conditions may also be forward-looking if they imply a continuation of current conditions. Examples of forward-looking statements include, but are not limited to, statements concerning the additional steps that we intend to take to mitigate risks related to the sourcing of the necessary 3TG.

Forward-looking statements are subject to risks and uncertainties that could cause actual actions or performance to differ materially from those expressed in the forward-looking statements. These risks and uncertainties include, but are not limited to, (1) the continued implementation of satisfactory traceability and other compliance measures by our direct and indirect suppliers on a timely basis or at all, (2) whether smelters and refiners and other market participants responsibly source 3TG, (3) political and regulatory developments, whether in the Democratic Republic of the Congo, its adjoining countries, the United States or elsewhere. You should not place undue reliance on these forward-looking statements, which speak only as of the date of filing of this document. We do not intend, and undertake no obligation, to publish revised forward-looking statements to reflect events or circumstances after the date of filing of this document or to reflect the occurrence of unanticipated events.

Applicability of the Conflict Minerals Rule to Our Company

We are a leading developer, manufacturer and provider of data storage devices and solutions that address the evolving needs of information technology and the infrastructure that enables the proliferation of data in virtually every industry. We create environments for data to thrive. We are driving the innovation needed to help customers capture, preserve, access and transform an ever-increasing diversity of data. Everywhere data lives, from advanced data centers to mobile sensors to personal devices, our industry-leading solutions deliver the possibilities of data.

We are subject to the Conflict Minerals Rule because certain products that we manufacture or contract to be manufactured contain 3TG that are necessary to the functionality or production of the products. We do not directly source 3TG from mines, smelters or refiners. However, through the efforts described in this Conflict Minerals Report, we seek to ensure that our sourcing practices are consistent with the expectations stated in our Responsible Minerals Policy (as defined below), which is consistent with the model policy included in the OECD Guidance (as defined below).

Our Responsible Minerals Policy

We strongly disapprove of the violence in the Democratic Republic of the Congo (the “DRC”) and adjoining countries (collectively, the “Covered Countries”). Since well before the adoption of the Conflict Minerals Rule, we have been committed to supporting responsible sourcing of 3TG. We began communicating with suppliers in 2010 regarding the importance of and our commitment to responsible sourcing. We remain committed to this issue and take our compliance obligations under the Conflict Minerals Rule seriously. To these ends, we have adopted and communicated to our suppliers and the public our responsible minerals policy (our “Responsible Minerals Policy”), which is posted on our website at https://westerndigital.com/western-digital-responsible-minerals-policy.pdf. We expect our suppliers to adopt policies based on OECD Guidance with respect to 3TG, cobalt and other minerals in support of our Responsible Minerals Policy and, throughout the supply chain, to require their suppliers to adopt similar policies. Our Responsible Minerals Policy expresses our expectation that our suppliers:

1.

supply 3TG to us that are responsibly sourced, including from conformant smelters in the Covered Countries, by which we mean (a) any 3TG necessary to the functionality and production of supplied materials do not directly or indirectly finance armed groups through mining or mineral trading in the Covered Countries, or (b) any 3TG in supplied materials are from recycled or scrap sources; and

2.	adopt policies with respect to 3TG in support of our Responsible Minerals Policy and, throughout the supply chain, to require their suppliers to adopt similar policies.

Under the Conflict Minerals Rule, an “armed group” is an armed group that is identified as a perpetrator of serious human rights abuses in annual Country Reports on Human Rights Practices under sections 116(d) and 502B(b) of the Foreign Assistance Act of 1961 relating to a Covered Country.

We do not embargo, nor do we support the embargoing of, 3TG from Covered Countries, but rather encourage our suppliers to continue to source responsibly from the region.

In addition, we have been a member of the Responsible Business Alliance (“RBA”) since 2007. The RBA is the world’s largest industry coalition dedicated to electronics supply chain responsibility. Through the RBA’s Responsible Minerals Initiative (“RMI”), we have worked with and continue to work with other companies focusing on responsible 3TG sourcing. We regularly participate in the RBA and RMI working group meetings including Sensing and Prioritization, the Due Diligence Practice Team and the Mineral Reporting Team, as well as working with the China Smelter Engagement Team (“China SET”). Employees selected for the China SET workgroup are able to communicate in Mandarin and conduct outreach with, or perform due diligence on, select smelters.

Reasonable Country of Origin Inquiry Information

As required by the Conflict Minerals Rule, we conducted in good faith a “reasonable country of origin inquiry” (“RCOI”) covering 2021. Our RCOI was reasonably designed to determine whether any of the necessary 3TG contained in our products originated in the Covered Countries or came from recycled or scrap sources. We identified 145 suppliers that we believe provided us with components, parts or products containing necessary 3TG, or that we believe may have provided us with components, parts or products containing necessary 3TG. We provided those suppliers with, and asked those suppliers to complete, the Conflict Minerals Reporting Template developed by the RMI. 100% of those suppliers responded to our request for information. We then evaluate supplier response completeness, reliability and the logic of the data provided and provide feedback to those suppliers.

For 2021, the responding suppliers identified a total of 245 different smelters and refiners that processed the necessary 3TG contained in our products. Based on the information reported by our suppliers that submitted Conflict Minerals Reporting Templates to us and the country of origin information that the RMI1 makes available to its members, we concluded that 25 of these smelters and refiners sourced or may have sourced from the Covered Countries.

[1]

The RMI has a cross-recognition program that incorporates certain information published by the London Bullion Market Association, the Responsible Jewellery Council and the Tungsten Industry – Conflict Minerals Council, where applicable.

Twenty-nine (29) of the smelters and refiners that were identified by suppliers as having processed necessary 3TG in our products were reasonably believed by us to have sourced only recycled or scrap content for 2021, based on origin information that the RMI makes available to its members. To the extent that a smelter or refiner processed both recycled or scrap and newly mined 3TG, we were unable to determine the origin of the necessary 3TG in our products.

Some of our suppliers were unable to provide country of origin information to us because of incomplete or insufficiently detailed responses from their own suppliers. As a result, we were unable to determine that none of our necessary 3TG originated in the Covered Countries or whether they are from recycled or scrap sources. Therefore, we conducted due diligence on the source and chain of custody of those necessary conflict minerals in our products.

For our reasonable country of origin inquiry, to the extent applicable, we utilized many of the same processes and procedures as for our due diligence, in particular Step #1 and Step # 2 of the OECD Guidance (as defined below), which are described below in this Conflict Minerals Report.

Due Diligence

Due Diligence Design

We have designed our due diligence measures relating to 3TG to conform with, in all material respects, the due diligence framework set forth in the Organisation for Economic Co-operation and Development’s (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, including the Supplement on Tin, Tantalum and Tungsten and the Supplement on Gold (Third Edition) (collectively, the “OECD Guidance”).

Due Diligence Measures Performed

The following is a description of the due diligence measures we performed during/for the Reporting Period. The headings below conform to the headings used in the OECD Guidance for each of the five steps.

1.	OECD Step #1: Establish and maintain strong company management systems

a.

We have a team of senior staff who are members of the working group responsible for the management and continued implementation of our 3TG compliance strategy. This staff reports to senior leadership of our Company. The following functional areas are represented on the working group or are otherwise involved with our compliance process: legal; corporate sustainability; procurement; and quality. Leadership of the compliance program resides with our Senior Vice President, Procurement and Supply Chain. The Governance Committee of our Board of Directors also reviews our Company’s corporate responsibility and sustainability policies and programs, as well as the Company’s public reporting on these topics.

b.

Members of the Global Procurement – Responsible Supply Chain team participate in RMI conferences and working groups to expand and upskill knowledge and consistently receive training from RMI on the Conflict Minerals Rule, the OECD Guidance, our compliance program and our procedures for reviewing and validating supplier responses to our inquiries. We have internal procedures documents addressing various aspects of our compliance program, including our review and validation of supplier responses. These documents are communicated to the members of the working group.

c.	We utilize specialist outside counsel and other consultants to assist us with our compliance efforts.

d.

We have a Responsible Minerals Policy, which includes our position on conflict minerals, including our commitment to responsible sourcing from Covered Countries. Our Responsible Minerals Policy is posted on our website at https://westerndigital.com/western-digital-responsible-minerals-policy.pdf and is distributed electronically to supplier-facing employees and all suppliers of materials that we believe contain 3TG.

e.

We utilize the RMI’s Conflict Minerals Reporting Template to identify smelters and refiners in our supply chain. We request in-scope suppliers to complete the Conflict Minerals Reporting Template in order to provide information concerning the usage and source of 3TG in their components, parts and products, as well as information concerning their related due diligence and compliance efforts. We encourage our suppliers to consult the information contained on the RMI website and to participate in appropriate third-party training to enhance the accuracy and quality of the information that they provide to us.

f.

We are actively engaged with the RBA and the RMI through our participation in working groups and with smelter engagement teams. Our membership in these organizations allows us to stay abreast of regulatory guidance and further align our internal procedures with industry best practices.

g.

We have procedures to maintain business records relating to 3TG due diligence, including records of due diligence processes, findings and resulting decisions, on a computerized database for at least six years.

h.

Certain of our forms of purchase order terms and conditions, as well as our component purchase agreements with suppliers, contain a requirement that our suppliers comply with environmental specifications for materials, components and products, which specifically require 3TG to be DRC conflict free and reference the RBA Code of Conduct, which requires the responsible sourcing of minerals generally.

i.

We review selected supplier policies to determine whether they call or advocate for an embargo of 3TG from Covered Countries. Policies were selected for review based on the information provided by suppliers in their Conflict Minerals Reporting Templates. If any reviewed suppliers were suspected of embargoing Covered Countries, we followed up with such suppliers to urge them to amend their policies.

j.

With the annual dissemination of the Conflict Minerals Reporting Template, we provide all in-scope suppliers with a copy of our Responsible Minerals Policy and indicate third-party resources that they can refer to for additional information.

k.

We discuss our assessment of our suppliers’ conflict minerals responses during our supplier business reviews. In addition, we maintain supplier risk profiles, which include risk indicators and smelter risk for all in-scope suppliers. We request that our suppliers follow these same procedures in their supply chain.

l.

As a grievance mechanism, we have a third-party managed Ethics Helpline available for employees, suppliers and other interested parties to report potential violations of our Responsible Minerals Policy. We communicate to these stakeholders the availability of our Ethics Helpline for reporting potential violations of our company policies, which include our Responsible Minerals Policy. Our Ethics Helpline is available 24 hours a day online at www.ethicshelplinewdc.com in nine languages, or by phone, in all countries of operation in over 200 languages. A link to make a report online is also included in our Responsible Minerals Policy. It is our policy that if concerns about our 3TG sourcing or potential violations were to be reported, we would investigate appropriately.

2.	OECD Step #2: Identify and assess risk in the supply chain

a.

We sent requests to all of our suppliers that we identified as having provided us with components, parts or products containing 3TG, or that we believe may have provided us with components, parts or products containing 3TG, in the calendar year ended December 31, 2021, and asked them to provide us with a completed Conflict Minerals Reporting Template. We requested that our suppliers furnish us with a completed template at the product level (i.e., specific to the products that they sold to us, rather than pertaining to the products sold to all of their customers). We managed our follow-up process through a compliance software program, and suppliers that did not respond to the request for a completed Conflict Minerals Reporting Template received follow-up emails until it was completed. We also provide one-on-one technical training via conference call as necessary to help suppliers complete the Conflict Minerals Reporting Template.

b.

As part of the supplier on-boarding process, we required that new suppliers acknowledge and comply with our Responsible Minerals Policy before we made purchases from them. Next, we asked the supplier to complete a Conflict Minerals Reporting Template or otherwise made inquiries concerning the 3TG content of the components, parts and/or products we are purchasing to determine whether they are in-scope suppliers for purposes of our conflict minerals program. We continue to survey suppliers annually thereafter if they are identified as an in-scope supplier.

c.

Conflict Minerals Reporting Templates are sorted in the compliance software program based on our internally-approved review criteria, which identifies “red flags” such as incomplete responses, potential errors, inaccuracies and potential Covered Country sourcing. As part of our review, we checked whether smelters and refiners disclosed by suppliers processed the types of metals contained in the components, parts and products sourced from those suppliers. We followed up by email or phone with suppliers that submitted a response that contained red flags or that otherwise provided a written response we determined to be unsuitable. We followed up with other suppliers as we deemed appropriate.

d.

We reviewed the smelters and refiners identified by our suppliers against those contained on the Smelter Look-up tab list of the Conflict Minerals Reporting Template and those referenced in the RMI smelter database. To the extent that they were not on that list or included in the database, we (a) requested that the supplier confirm that the listed entity is a smelter or refiner and/or (b) through publicly available information, attempted to determine whether the listed entity is a smelter or refiner and whether it has ceased operations.

e.

When a completed Conflict Minerals Reporting Template from a supplier identified a smelter or refiner, we also reviewed that information against the lists of conformant and active (or the equivalent) smelters and refiners and country of origin information published by the RMI. When a completed Conflict Minerals Reporting Template from a supplier identified a smelter or refiner that was not listed as conformant or active (or the equivalent) by these independent third-parties, we consulted information that the RMI makes available to its members to attempt to determine whether that smelter or refiner obtained 3TG from sources that directly or indirectly financed or benefitted armed groups in a Covered Country and whether those smelters and refiners have ceased operations.

f.

Suppliers are categorized by internally-developed supplier risk levels, which assign risk across multiple criteria, including smelter or refiner status, red flags identified and the supplier relationship. Suppliers that are identified as being in higher risk categories are escalated in accordance with our risk mitigation procedures, which are described below.

g.

Our internal compliance procedures and reporting metrics are refined regularly to better ensure we are effectively using program resources and collecting data that is useful to assessing and mitigating risk.

3.	OECD Step #3: Design and implement a strategy to respond to identified risks

a.	We have established a risk management plan that includes due diligence reviews of relevant suppliers and smelters or refiners. Pursuant to this plan, we establish a timeline and monitoring program to address any supplier whose response contained red flags or whose response was otherwise determined to be unsuitable. An action plan to address the risk is then executed with the supplier and internal stakeholders, which may include reaching out and working directly or indirectly with the supplier, smelter, customer or other companies within industry working groups to mitigate the risk. We subsequently follow-up with the supplier to review the implementation of the action plan until the smelter is returned to conformant status by the RMI or until all impacted suppliers have responded. The findings of our compliance efforts in 2021 were also reported to senior personnel at our Company, including leadership for our 3TG compliance program, and the Audit Committee of the Board of Directors.

b.

We have written risk management procedures, pursuant to which we sent requests to higher management levels in certain suppliers’ organizations where it was deemed advisable to encourage them to respond to our inquiries and to help incentivize suppliers to cooperate with our requests. Our risk management procedures provide for increasing levels of escalation to specified internal personnel and allow for a flexible response that is commensurate with the risks identified.

c.

To the extent that identified smelters and refiners were, according to the RMI information, neither conformant nor active, we worked through the RMI to encourage such smelters and refiners to become conformant, except where the smelters or refiners have, according to the RMI information, permanently or temporarily ceased operations. We also utilize information provided by the RMI to its members to monitor smelter and refiner improvement.

d.	We urge our suppliers to transition to exclusively sourcing from conformant smelters and refiners and monitored their progress toward that objective.

4.	OECD Step #4: Carry out independent third-party audits of supply chain due diligence at identified points in the supply chain

a.

In connection with our due diligence, we utilize and rely on information made available by the RMI concerning independent third-party audits of smelters and refiners to assess smelter and refiner due diligence and to determine whether the smelter or refiner is conformant.

b.

We also support independent third-party audits of smelters and refiners through our membership in the RMI. In addition, certain of our personnel were members of or participated in various RMI committees, including the Smelter Engagement Team. We also directly or indirectly engaged with 14 smelters in our supply chain and urged them to participate in a Responsible Mineral Assurance Process program.

5.	OECD Step #5: Report annually on supply chain due diligence

Each year, we file a Form SD and, to the extent applicable, a Conflict Minerals Report, with the Securities and Exchange Commission and make them available on our website at: https://investor.wdc.com/financial-information/sec-filings. We also publish an annual Sustainability Report, which can be found on our investor relations website. The Sustainability Report is not incorporated by reference into, and is not a part of, this Conflict Minerals Report.

Product Information

For 2021, our in-scope product categories were: (1) hard disk drives; (2) solid-state drives; (3) NAND-flash storage devices; (4) direct attached storage solutions; (5) personal cloud network attached storage solutions; and (6) public and private cloud data center storage solutions. For a further discussion of our products, see our Annual Report on Form 10-K for the fiscal year ended July 2, 2021. The information contained in our Form 10-K is not incorporated by reference into, or a part of, this Conflict Minerals Report.

Results of Review

As described above, we conducted due diligence to determine the source and chain of custody of the necessary 3TG in our products. As part of that process, we actively surveyed our direct suppliers that we believed potentially supplied us with products, materials or components containing necessary 3TG during 2021 and requested that they disclose the smelters and refiners that processed the necessary 3TG in the products they supplied to us in 2021. For calendar year 2021, we received completed Conflict Minerals Reporting Templates from 100% of the suppliers surveyed.

Facilities Used to Process the Necessary 3TG in Our Products

For calendar year 2021, our suppliers identified to us the smelters and refiners listed on Annex A as those smelters and refiners that may have processed the necessary 3TG contained in our products. Of the 245 smelters and refiners identified, 240 were identified by the RMI as “conformant” and 5 was identified by the RMI as “Active”. These 245 smelters and refiners may not be all of the smelters and refiners in our 2021 supply chain because some of our suppliers were unable to identify all of the smelters and refiners used to process the necessary 3TG content contained in our products. Due to our position in the supply chain, which is discussed above, we rely on our suppliers for complete and accurate smelter and refiner information. Therefore, our due diligence measures cannot provide absolute certainty regarding the source and chain of custody of the necessary 3TG contained in our 2021 products.

The table below presents a summary of the smelter and refiner information contained in Annex A. Please see the notes accompanying Annex A for additional information relevant to the table below.

Smelter and Refiner and Country of Origin Information (1)

	Conformant				Active
	Likely Sourced from Covered Countries	Not Likely Sourced from Covered Countries	Not Disclosed	100% Recycled or Scrap
Tantalum	11	27	0	1	0
Tin	3	51	0	4	5
Tungsten	6	35	0	2	0
Gold	5	102	0	22	0

(1)	If a smelter or refiner sourced from multiple sources, it is included in the table under each applicable category.

Country of Origin of the Necessary 3TG in Our Products

We attempted to determine the countries of origin of the necessary 3TG in our products in reliance on country of origin information for smelters and refiners made available by the RMI to its members. However, except for the DRC, the RMI does not name specific countries of origin of the 3TG processed by conformant smelters and refiners. Instead, the RMI indicates the smelter’s direct sourcing practice category. Annex B includes an aggregate list of the countries of origin from which these smelters may have sourced their 3TG, based on information provided by the RMI.

Efforts to Determine the Mine or Location of Origin

We endeavored to determine the mine or location of origin of the necessary 3TG contained in our 2021 products by requesting that our suppliers provide us with a completed Conflict Minerals Reporting Template. Where a Conflict Minerals Reporting Template provided by a supplier identified a smelter or refiner, we also reviewed information made available by the RMI, to the extent available, to try to determine the mine or location of origin. Our suppliers’ responses and the RMI’s information did not provide sufficiently detailed information for us to determine the mine or location of origin of the necessary 3TG in our products for calendar year 2021.

Steps Taken and to be Taken to Mitigate Risk and Improve Due Diligence

Since the start of calendar year 2021, we have taken and currently intend to continue to take the following additional steps to mitigate the risk that the necessary 3TG in our 2022 products might benefit armed groups:

1.	Updated our reasonable country of origin inquiry and due diligence procedures to align with the latest revision of the Conflict Minerals Reporting Template.

2.	Continued developing our program to utilize the RMI’s e-learning platform with selected suppliers to enhance their knowledge about responsible minerals practices.

3.

Updated the conflict minerals portion of the supplier rating system used in our supplier business review to include recognition of suppliers that make conflict minerals policies publicly available, which we believe helps to further disseminate responsible sourcing expectations throughout the supply chain.

4.

As part of our participation in the RMI’s Smelter Engagement Team, we reached out to existing tungsten and tantalum smelters to encourage them to continue participating in independent third party audits under the RMI program.

5.

As part of our participation in the RMI’s Smelter Engagement Team, we worked to research and reach out to alleged smelters to identify whether such alleged smelters meet the definition of smelter or refiner and should be referred to the RMI for consideration to be added to the RMI program.

Annex A

Capitalized terms used and not otherwise defined in this Annex have the meanings set forth in the Conflict Minerals Report of which this Annex is a part.

Smelters and Refiners

In connection with our reasonable country of origin inquiry or due diligence, as applicable, our suppliers identified to us the smelters and refiners listed below as those that may have processed the necessary 3TG contained in our products in 2021. Please see the notes that accompany the table for important information concerning the data in the table.

Smelter and Refiner Information (1)

Metal	Standard Smelter Name	Country	RMAP Audit Status
Gold	8853 S.p.A.	ITALY	Conformant
Tungsten	A.L.M.T. Corp.	JAPAN	Conformant
Tungsten	ACL Metais Eireli	BRAZIL	Conformant
Tantalum	AMG Brasil	BRAZIL	Conformant
Gold	Advanced Chemical Company	UNITED STATES OF AMERICA	Conformant
Gold	Aida Chemical Industries Co., Ltd.	JAPAN	Conformant
Gold	Al Etihad Gold Refinery DMCC	UNITED ARAB EMIRATES	Conformant
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	GERMANY	Conformant
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	UZBEKISTAN	Conformant
Tin	Alpha	UNITED STATES OF AMERICA	Conformant
Gold	AngloGold Ashanti Corrego do Sitio Mineracao	BRAZIL	Conformant
Gold	Argor-Heraeus S.A.	SWITZERLAND	Conformant
Gold	Asahi Pretec Corp.	JAPAN	Conformant
Gold	Asahi Refining Canada Ltd.	CANADA	Conformant
Gold	Asahi Refining USA Inc.	UNITED STATES OF AMERICA	Conformant
Gold	Asaka Riken Co., Ltd.	JAPAN	Conformant
Tantalum	Asaka Riken Co., Ltd.	JAPAN	Conformant
Tungsten	Asia Tungsten Products Vietnam Ltd.	VIET NAM	Conformant
Gold	Aurubis AG	GERMANY	Conformant
Gold	Bangalore Refinery	INDIA	Conformant
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	PHILIPPINES	Conformant
Gold	Boliden AB	SWEDEN	Conformant
Gold	C. Hafner GmbH + Co. KG	GERMANY	Conformant
Gold	CCR Refinery - Glencore Canada Corporation	CANADA	Conformant
Tin	CV Venus Inti Perkasa	INDONESIA	Active

Metal	Standard Smelter Name	Country	RMAP Audit Status
Gold	Cendres + Metaux S.A.	SWITZERLAND	Conformant
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	CHINA	Conformant
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	CHINA	Conformant
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	CHINA	Conformant
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	CHINA	Conformant
Gold	Chimet S.p.A.	ITALY	Conformant
Tungsten	China Molybdenum Tungsten Co., Ltd.	CHINA	Conformant
Tin	China Tin Group Co., Ltd.	CHINA	Conformant
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CHINA	Conformant
Gold	Chugai Mining	JAPAN	Conformant
Tungsten	Cronimet Brasil Ltda	BRAZIL	Conformant
Tantalum	D Block Metals, LLC	UNITED STATES OF AMERICA	Conformant
Gold	DODUCO Contacts and Refining GmbH	GERMANY	Conformant
Gold	DSC (Do Sung Corporation)	KOREA, REPUBLIC OF	Conformant
Gold	Dowa	JAPAN	Conformant
Tin	Dowa	JAPAN	Conformant
Tin	EM Vinto	BOLIVIA (PLURINATIONAL STATE OF)	Conformant
Gold	Eco-System Recycling Co., Ltd. East Plant	JAPAN	Conformant
Gold	Eco-System Recycling Co., Ltd. North Plant	JAPAN	Conformant
Gold	Eco-System Recycling Co., Ltd. West Plant	JAPAN	Conformant
Gold	Emirates Gold DMCC	UNITED ARAB EMIRATES	Conformant
Tantalum	Exotech Inc.	UNITED STATES OF AMERICA	Conformant
Tantalum	F&X Electro-Materials Ltd.	CHINA	Conformant
Tantalum	FIR Metals & Resource Ltd.	CHINA	Conformant
Tin	Fenix Metals	POLAND	Conformant
Tungsten	Fujian Ganmin RareMetal Co., Ltd.	CHINA	Conformant
Tungsten	Ganzhou Haichuang Tungsten Co., Ltd.	CHINA	Conformant
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CHINA	Conformant
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CHINA	Conformant
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CHINA	Conformant
Gold	Geib Refining Corporation	UNITED STATES OF AMERICA	Conformant
Tin	Gejiu Kai Meng Industry and Trade LLC	CHINA	Conformant
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA	Conformant
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	CHINA	Conformant
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	CHINA	Conformant
Tantalum	Global Advanced Metals Aizu	JAPAN	Conformant
Tantalum	Global Advanced Metals Boyertown	UNITED STATES OF AMERICA	Conformant
Tungsten	Global Tungsten & Powders Corp.	UNITED STATES OF AMERICA	Conformant
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	CHINA	Conformant
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	CHINA	Conformant
Tantalum	Guangdong Rising Rare Metals-EO Materials Ltd.	CHINA	Conformant
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	CHINA	Conformant

Metal	Standard Smelter Name	Country	RMAP Audit Status
Tantalum	H.C. Starck Hermsdorf GmbH	GERMANY	Conformant
Tantalum	H.C. Starck Inc.	UNITED STATES OF AMERICA	Conformant
Tungsten	H.C. Starck Tungsten GmbH	GERMANY	Conformant
Gold	Heimerle + Meule GmbH	GERMANY	Conformant
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	CHINA	Conformant
Gold	Heraeus Germany GmbH Co. KG	GERMANY	Conformant
Gold	Heraeus Metals Hong Kong Ltd.	CHINA	Conformant
Tin	HuiChang Hill Tin Industry Co., Ltd.	CHINA	Conformant
Tin	Huichang Jinshunda Tin Co., Ltd.	CHINA	Conformant
Tungsten	Hunan Chenzhou Mining Co., Ltd.	CHINA	Conformant
Tungsten	Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji	CHINA	Conformant
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	CHINA	Conformant
Tungsten	Hydrometallurg, JSC	RUSSIAN FEDERATION	Conformant
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	CHINA	Conformant
Gold	Ishifuku Metal Industry Co., Ltd.	JAPAN	Conformant
Gold	Istanbul Gold Refinery	TURKEY	Conformant
Gold	Italpreziosi	ITALY	Conformant
Gold	JSC Novosibirsk Refinery	RUSSIAN FEDERATION	Conformant
Gold	JSC Uralelectromed	RUSSIAN FEDERATION	Conformant
Gold	JX Nippon Mining & Metals Co., Ltd.	JAPAN	Conformant
Gold	Japan Mint	JAPAN	Conformant
Tungsten	Japan New Metals Co., Ltd.	JAPAN	Conformant
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	CHINA	Conformant
Gold	Jiangxi Copper Co., Ltd.	CHINA	Conformant
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	CHINA	Conformant
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	CHINA	Conformant
Tin	Jiangxi New Nanshan Technology Ltd.	CHINA	Conformant
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	CHINA	Conformant
Tantalum	Jiangxi Tuohong New Raw Material	CHINA	Conformant
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CHINA	Conformant
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	CHINA	Conformant
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CHINA	Conformant
Tantalum	Jiujiang Tanbre Co., Ltd.	CHINA	Conformant
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	CHINA	Conformant
Tantalum	KEMET de Mexico	MEXICO	Conformant
Tungsten	KGETS Co., Ltd.	KOREA, REPUBLIC OF	Conformant
Gold	KGHM Polska Miedz Spolka Akcyjna	POLAND	Conformant
Gold	Kazzinc	KAZAKHSTAN	Conformant
Tungsten	Kennametal Fallon	UNITED STATES OF AMERICA	Conformant
Tungsten	Kennametal Huntsville	UNITED STATES OF AMERICA	Conformant
Gold	Kennecott Utah Copper LLC	UNITED STATES OF AMERICA	Conformant

Metal	Standard Smelter Name	Country	RMAP Audit Status
Gold	Kojima Chemicals Co., Ltd.	JAPAN	Conformant
Gold	Korea Zinc Co., Ltd.	KOREA, REPUBLIC OF	Conformant
Gold	L’Orfebre S.A.	ANDORRA	Conformant
Gold	LS-NIKKO Copper Inc.	KOREA, REPUBLIC OF	Conformant
Gold	LT Metal Ltd.	KOREA, REPUBLIC OF	Conformant
Tungsten	Lianyou Metals Co., Ltd.	TAIWAN, PROVINCE OF CHINA	Conformant
Tin	Luna Smelter, Ltd.	RWANDA	Conformant
Gold	MMTC-PAMP India Pvt., Ltd.	INDIA	Conformant
Tin	Ma’anshan Weitai Tin Co., Ltd.	CHINA	Conformant
Tin	Magnu’s Minerais Metais e Ligas Ltda.	BRAZIL	Conformant
Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA	Conformant
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	CHINA	Conformant
Gold	Marsam Metals	BRAZIL	Conformant
Tungsten	Masan High-Tech Materials	VIET NAM	Conformant
Gold	Materion	UNITED STATES OF AMERICA	Conformant
Gold	Matsuda Sangyo Co., Ltd.	JAPAN	Conformant
Tin	Melt Metais e Ligas S.A.	BRAZIL	Conformant
Tantalum	Meta Materials	NORTH MACEDONIA, REPUBLIC OF	Conformant
Gold	Metal Concentrators SA (Pty) Ltd.	SOUTH AFRICA	Conformant
Tin	Metallic Resources, Inc.	UNITED STATES OF AMERICA	Conformant
Tin	Metallo Belgium N.V.	BELGIUM	Conformant
Tin	Metallo Spain S.L.U.	SPAIN	Conformant
Tantalum	Metallurgical Products India Pvt., Ltd.	INDIA	Conformant
Gold	Metalor Technologies (Hong Kong) Ltd.	CHINA	Conformant
Gold	Metalor Technologies (Singapore) Pte., Ltd.	SINGAPORE	Conformant
Gold	Metalor Technologies (Suzhou) Ltd.	CHINA	Conformant
Gold	Metalor Technologies S.A.	SWITZERLAND	Conformant
Gold	Metalor USA Refining Corporation	UNITED STATES OF AMERICA	Conformant
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	MEXICO	Conformant
Tin	Mineracao Taboca S.A.	BRAZIL	Conformant
Tantalum	Mineracao Taboca S.A.	BRAZIL	Conformant
Tin	Minsur	PERU	Conformant
Gold	Mitsubishi Materials Corporation	JAPAN	Conformant
Tin	Mitsubishi Materials Corporation	JAPAN	Conformant
Tantalum	Mitsui Mining and Smelting Co., Ltd.	JAPAN	Conformant
Gold	Mitsui Mining and Smelting Co., Ltd.	JAPAN	Conformant
Tungsten	Moliren Ltd.	RUSSIAN FEDERATION	Conformant
Gold	Moscow Special Alloys Processing Plant	RUSSIAN FEDERATION	Conformant
Gold	NH Recytech Company	KOREA, REPUBLIC OF	Conformant
Tantalum	NPM Silmet AS	ESTONIA	Conformant
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	TURKEY	Conformant
Gold	Navoi Mining and Metallurgical Combinat	UZBEKISTAN	Conformant
Tungsten	Niagara Refining LLC	UNITED STATES OF AMERICA	Conformant

Metal	Standard Smelter Name	Country	RMAP Audit Status
Gold	Nihon Material Co., Ltd.	JAPAN	Conformant
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA	Conformant
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	THAILAND	Conformant
Tin	O.M. Manufacturing Philippines, Inc.	PHILIPPINES	Conformant
Gold	OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastsvetmet)	RUSSIAN FEDERATION	Conformant
Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	AUSTRIA	Conformant
Gold	Ohura Precious Metal Industry Co., Ltd.	JAPAN	Conformant
Tin	Operaciones Metalurgicas S.A.	BOLIVIA (PLURINATIONAL STATE OF)	Conformant
Gold	PAMP S.A.	SWITZERLAND	Conformant
Tin	PT ATD Makmur Mandiri Jaya	INDONESIA	Conformant
Gold	PT Aneka Tambang (Persero) Tbk	INDONESIA	Conformant
Tin	PT Artha Cipta Langgeng	INDONESIA	Conformant
Tin	PT Babel Inti Perkasa	INDONESIA	Conformant
Tin	PT Babel Surya Alam Lestari	INDONESIA	Conformant
Tin	PT Bangka Serumpun	INDONESIA	Conformant
Tin	PT Bukit Timah	INDONESIA	Active
Tin	PT Menara Cipta Mulia	INDONESIA	Conformant
Tin	PT Mitra Stania Prima	INDONESIA	Conformant
Tin	PT Mitra Sukses Globalindo	INDONESIA	Active
Tin	PT Prima Timah Utama	INDONESIA	Conformant
Tin	PT Rajawali Rimba Perkasa	INDONESIA	Conformant
Tin	PT Rajehan Ariq	INDONESIA	Conformant
Tin	PT Refined Bangka Tin	INDONESIA	Conformant
Tin	PT Sariwiguna Binasentosa	INDONESIA	Conformant
Tin	PT Stanindo Inti Perkasa	INDONESIA	Conformant
Tin	PT Timah Nusantara	INDONESIA	Active
Tin	PT Timah Tbk Kundur	INDONESIA	Conformant
Tin	PT Timah Tbk Mentok	INDONESIA	Conformant
Tin	PT Tinindo Inter Nusa	INDONESIA	Conformant
Gold	PX Precinox S.A.	SWITZERLAND	Conformant
Tungsten	Philippine Chuangxin Industrial Co., Inc.	PHILIPPINES	Conformant
Gold	Planta Recuperadora de Metales SpA	CHILE	Conformant
Gold	Prioksky Plant of Non-Ferrous Metals	RUSSIAN FEDERATION	Conformant
Tantalum	QuantumClean	UNITED STATES OF AMERICA	Conformant
Gold	REMONDIS PMR B.V.	NETHERLANDS	Conformant
Gold	Rand Refinery (Pty) Ltd.	SOUTH AFRICA	Conformant
Tin	Resind Industria e Comercio Ltda.	BRAZIL	Conformant
Tantalum	Resind Industria e Comercio Ltda.	BRAZIL	Conformant
Gold	Royal Canadian Mint	CANADA	Conformant
Tin	Rui Da Hung	TAIWAN, PROVINCE OF CHINA	Conformant
Gold	SAAMP	FRANCE	Conformant
Gold	SAFINA A.S.	CZECHIA	Conformant

Metal	Standard Smelter Name	Country	RMAP Audit Status
Gold	SAXONIA Edelmetalle GmbH	GERMANY	Conformant
Gold	SEMPSA Joyeria Plateria S.A.	SPAIN	Conformant
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	RUSSIAN FEDERATION	Conformant
Gold	Safimet S.p.A	ITALY	Conformant
Gold	Samduck Precious Metals	KOREA, REPUBLIC OF	Conformant
Gold	Shandong Gold Smelting Co., Ltd.	CHINA	Conformant
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CHINA	Conformant
Gold	Sichuan Tianze Precious Metals Co., Ltd.	CHINA	Conformant
Gold	Singway Technology Co., Ltd.	TAIWAN, PROVINCE OF CHINA	Conformant
Tin	Soft Metais Ltda.	BRAZIL	Conformant
Gold	Solar Applied Materials Technology Corp.	TAIWAN, PROVINCE OF CHINA	Conformant
Tantalum	Solikamsk Magnesium Works OAO	RUSSIAN FEDERATION	Conformant
Gold	Sumitomo Metal Mining Co., Ltd.	JAPAN	Conformant
Gold	SungEel HiMetal Co., Ltd.	KOREA, REPUBLIC OF	Conformant
Gold	T.C.A S.p.A	ITALY	Conformant
Tantalum	TANIOBIS Co., Ltd.	THAILAND	Conformant
Tantalum	TANIOBIS GmbH	GERMANY	Conformant
Tantalum	TANIOBIS Japan Co., Ltd.	JAPAN	Conformant
Tungsten	TANIOBIS Smelting GmbH & Co. KG	GERMANY	Conformant
Tantalum	TANIOBIS Smelting GmbH & Co. KG	GERMANY	Conformant
Gold	TOO Tau-Ken-Altyn	KAZAKHSTAN	Conformant
Tantalum	Taki Chemical Co., Ltd.	JAPAN	Conformant
Gold	Tanaka Kikinzoku Kogyo K.K.	JAPAN	Conformant
Tantalum	Telex Metals	UNITED STATES OF AMERICA	Conformant
Tin	Thai Nguyen Mining and Metallurgy Co., Ltd.	VIET NAM	Conformant
Tin	Thaisarco	THAILAND	Conformant
Tin	Tin Smelting Branch of Yunnan Tin Co., Ltd.	CHINA	Active
Tin	Tin Technology & Refining	UNITED STATES OF AMERICA	Conformant
Gold	Tokuriki Honten Co., Ltd.	JAPAN	Conformant
Gold	Torecom	KOREA, REPUBLIC OF	Conformant
Tantalum	Ulba Metallurgical Plant JSC	KAZAKHSTAN	Conformant
Gold	Umicore Precious Metals Thailand	THAILAND	Conformant
Gold	Umicore S.A. Business Unit Precious Metals Refining	BELGIUM	Conformant
Tungsten	Unecha Refractory metals plant	RUSSIAN FEDERATION	Conformant
Gold	United Precious Metal Refining, Inc.	UNITED STATES OF AMERICA	Conformant
Gold	Valcambi S.A.	SWITZERLAND	Conformant
Gold	WIELAND Edelmetalle GmbH	GERMANY	Conformant
Gold	Western Australian Mint (T/a The Perth Mint)	AUSTRALIA	Conformant
Tin	White Solder Metalurgia e Mineracao Ltda.	BRAZIL	Conformant
Tungsten	Wolfram Bergbau und Hutten AG	AUSTRIA	Conformant
Tungsten	Woltech Korea Co., Ltd.	KOREA, REPUBLIC OF	Conformant

Metal	Standard Smelter Name	Country	RMAP Audit Status
Tantalum	XIMEI RESOURCES (GUANGDONG) LIMITED	CHINA	Conformant
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA	Conformant
Tungsten	Xiamen Tungsten Co., Ltd.	CHINA	Conformant
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	CHINA	Conformant
Tungsten	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.	CHINA	Conformant
Gold	Yamakin Co., Ltd.	JAPAN	Conformant
Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.	CHINA	Conformant
Gold	Yokohama Metal Co., Ltd.	JAPAN	Conformant
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CHINA	Conformant
Tin	Yunnan Yunfan Non-ferrous Metals Co., Ltd.	CHINA	Conformant
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA	Conformant

(1)	We note the following in connection with the information contained in the foregoing table:

(a)

The smelters and refiners listed in the table were identified by our suppliers as those that may be part of our 2021 supply chain, including those that sourced only recycled or scrap content. Some of our suppliers may have reported to us smelters and refiners that were not actually in our supply chain due to over-inclusiveness in the information received from their suppliers or for other reasons. In addition, the smelters and refiners reflected above may not be all of the smelters and refiners in our 2021 supply chain, because many of our suppliers were unable to identify all of the smelters and refiners used to process the necessary 3TG content contained in our products.

(b)	The table only includes entities that were listed as smelters or refiners by the RMI, as of December 31, 2021.

(c)	Smelter or refiner status information can change at any time. The smelter or refiner status information in the table is as of December 31, 2021.

(d)

“Conformant” means that a smelter or refiner was listed as conformant with the Responsible Minerals Assurance Process’s (“RMAP”) assessment protocols, including through mutual recognition and those indicated as “re-audit in process.” Included smelters and refiners were not necessarily conformant for all or part of 2021 and may not continue to be conformant for any future period. We do not have information on the origin of the 3TG processed by any of the conformant smelters and refiners prior to their respective certification dates.

(e)	“Active” means that the smelter or refiner is a participant in the RMAP and has committed to undergo an audit or is participating in a cross-recognized certification program.

(f)	Smelter or refiner status reflected in the table is based solely on information made publicly available by the RMI, without independent verification by us.

Annex B

Possible Countries of Origin:

This list of potential countries of origin is populated based on information available from the RMI. It is important to note that it is not certain which of these countries of origin can be linked to our products.

Argentina, Armenia, Australia, Austria, Azerbaijan, Bahamas, Bangladesh, Barbados, Belarus, Belgium, Benin, Bolivia, Botswana, Brazil, Bulgaria, Burkina Faso, Burundi, Canada, Cayman Islands, Chile, China, Colombia, Democratic Republic of the Congo, Costa Rica, Cote d’Ivoire, Croatia, Cuba, Curacao, Cyprus, Czechia, Denmark, Dominica, Dominican Republic, Ecuador, Egypt, El Salvador, Eritrea, Estonia, Ethiopia, Finland, France, French Guiana, Gabon, Georgia, Germany, Ghana, Greece, Grenada, Guatemala, Guernsey, Guinea, Guyana, Honduras, Hong Kong, Hungary, India, Indonesia, Ireland, Israel, Italy, Japan, Jordan, Kazakhstan, Laos, Latvia, Lebanon, Libya, Lithuania, Luxembourg, Madagascar, Malaysia, Mali, Malta, Mexico, Monaco, Mongolia, Morocco, Mozambique, Myanmar, Namibia, Netherlands, New Zealand, Nicaragua, Niger, Nigeria, Norway, Oman, Pakistan, Panama, Peru, Philippines, Poland, Portugal, Puerto Rico, Qatar, Romania, Russia, Russian Federation, Rwanda, Saint Kitts and Nevis, Saudi Arabia, Senegal, Sierra Leone, Singapore, Sint Maarten, Slovakia, Slovenia, South Africa, South Korea, Spain, St. Vincent and Grenadines, Sudan, Suriname, Swaziland, Sweden, Switzerland, Taiwan, Tajikistan, Tanzania, Thailand, Togo, Trinidad and Tobago, Tunisia, Turkey, Turks and Caicos, Uganda, Ukraine, United Arab Emirates, United Kingdom, United States of America, Uruguay, Uzbekistan, Venezuela, Vietnam, Virgin Islands, Yemen, Zimbabwe

B-1